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                                                                    EXHIBIT 21.1


                      SUBSIDIARIES OF PHASE METRICS, INC.

                                  SUBSIDIARIES

      Name of Entity                            Organized Under Laws of
      --------------                            -----------------------
Air Bearings, Incorporated                             California
Applied Robotic Technologies, Inc.                     California
Helios, Incorporated                                   California
Santa Barbara Metric, Inc.                             California
Phase Metrics Japan Co. Ltd.                           Japan
Phase Metrics Korea Co. Ltd.                           Korea
Phase Metrics Pacific PTE, Ltd.                        Singapore
Phase Metrics International Incorporated               Barbados